Exhibit 99.1
ITEM 6.  SELECTED FINANCIAL DATA

The following tables set forth our selected financial and operating data for the periods indicated, which have been adjusted from previously reported amounts to reflect the reclassification of operations discontinued during the fiscal year ended March 31, 2012 as discussed in note 1 to the Consolidated Financial Statements (refer to Item 8). The selected unaudited financial and operating data should be read together with the other information contained in this document and the audited historical financial statements and the notes thereto included elsewhere in this document.  The historical results here are not necessarily indicative of future results.

	As Adjusted (See note 1 to the Consolidated Financial Statements)
	For the Fiscal Years Ended March 31,
Statement of Operations Data	(In thousands, except for share and per share data)
Related to Continuing Operations:	2011	2010	2009	2008	2007
Revenues	$58,439	$50,464	$52,096	$47,429	$18,415
Direct operating (exclusive of depreciation and amortization shown below)	4,329	5,004	5,960	4,958	3,518
Gross margin	54,110	45,460	46,136	42,471	14,897
Selling, general and administrative	11,777	9,942	10,589	12,009	12,931
Provision for doubtful accounts	144	(95)	(110)	291	265
Research and development	256	130	152	146	362
Restructuring and transition expenses	1,403	—	—	—	—
Depreciation and amortization of property and equipment	31,916	29,834	28,934	24,479	9,545
Amortization of intangible assets	333	348	612	1,317	658
Income (loss) from operations	8,281	5,301	5,959	4,229	(8,864)

Interest income	154	312	367	1,401	1,411
Interest expense – cash portion	(24,581)	(30,649)	(21,693)	(20,959)	(5,842)
Interest expense – non-cash, includes accretion of note payable discount	(2,410)	(2,934)	(4,745)	(6,995)	(1,811)
Debt refinancing expense	—	—	—	(1,122)	—
Extinguishment of debt	(4,448)	10,744	—	—	—
Other expense, net	(433)	(570)	(366)	(2,187)	(285)
Change in fair value of warrant liability	3,142	2,994	—	—	—
Change in fair value of interest rate swap	(1,326)	(8,463)	(4,529)	—	—
Net loss from continuing operations	$(21,621)	$(23,265)	$(25,007)	$(25,633)	$(15,391)
Loss from discontinued operations	(8,237)	(6,243)	(12,197)	(10,054)	(10,608)
Gain (loss) on sale of discontinued operations	622	—	(164)	—	—
Loss from discontinued operations	(7,615)	(6,243)	(12,361)	(10,054)	(10,608)
Net loss	$(29,236)	$(29,508)	$(37,368)	$(35,687)	$(25,999)
Preferred stock dividends	(394)	(400)	(50)	—	—
Net loss attributable to common shareholders	$(29,630)	$(29,908)	$(37,418)	$(35,687)	$(25,999)
Basic and diluted net loss per share from continuing operations	$(0.71)	$(0.82)	$(0.91)	$(1.01)	$(0.65)
Shares used in computing basic and diluted net loss per share (1)	30,794,102	28,624,154	27,476,420	25,576,787	23,729,763

(1)
For all periods presented, the Company has incurred net losses and, therefore, the impact of dilutive potential common stock equivalents and convertible notes are anti-dilutive and are not included in the weighted shares.

	As Adjusted (See note 1 to the Consolidated Financial Statements)
	For the Fiscal Years Ended March 31,
	(In thousands)
Balance Sheet Data (At Period End):	2011	2010	2009	2008	2007
Cash and cash equivalents, restricted available-for- sale investments and restricted cash	$22,979	$24,193	$26,584	$29,910	$29,555
Working capital	$13,713	$15,589	$24,400	$43,347	$45,113
Total assets	$307,488	$297,147	$322,397	$377,677	$301,727
Notes payable, non-recourse	$192,554	$173,301	$195,448	$210,879	$157,510
Total stockholders' equity	$1,787	$11,292	$38,787	$68,007	$90,805
Other Financial Data (At Period End):
Net cash provided by (used in) operating activities	$30,075	$9,948	$33,818	$(443)	$(19,190)
Net cash used in investing activities	$(41,067)	$(19,394)	$(34,236)	$(96,855)	$(135,277)
Net cash provided by (used in) financing activities	$12,646	$2,712	$(13,409)	$97,577	$147,202

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